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                                                        Exhibits Index at Page 4

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): January 31, 2000



                             COMPUTER CONCEPTS CORP
             (Exact name of Registrant as specified in its charter)



Delaware                          0-20660                    11-2895590
--------                          -------                    ----------
(State or other jurisdiction     (Commission File Number)    (IRS Employer
                                                             Identification No.)

      80 Orville Drive
      Bohemia, NY                               11716
      -----------                               -----
     (Address of principal executive offices)  (Zip code)


Registrant's telephone number, including area code:   (631) 244 1500
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ITEM 2. DISPOSITION OF ASSETS

a.) On December 23, 1999, Eagle Merger Corp.,("Eagle"), a wholly owned subsidiary of EMC Corporation, ("EMC"), issued a Tender Offer ("the offer") to purchase for cash, at $10.00 per share, all of the outstanding shares of common stock of Softworks, Inc., ("SWRX"). The offer was conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration a majority of the shares outstanding on a fully diluted basis. T he Registrant tendered all of its shares (6,145,767), which approximated 33% of the total shares outstanding of SWRX. The Registrant's officers and Board of Directors obtained an independent fairness opinion which supported its position to tender its holding.

      As a condition and inducement to EMC and Eagle entering into the Merger Agreement, (i) an Escrow Agreement (the "Escrow Agreement") was entered into as of December 21, 1999 by and among EMC, Eagle, Registrant and State Street Bank and Trust Company, Inc. as escrow agent (the "Escrow Agent"), and (ii) an Indemnification Agreement (the "Indemnification Agreement") was entered into as of the same date by and among EMC, Eagle and Registrant.

      Pursuant to the terms of the two agreements, Registrant agreed to indemnify and hold harmless EMC, Eagle, SWRX and their respective subsidiaries and officers, directors, employees and agents (the "Indemnified Parties") from and against and in respect of any Loss (defined below) incurred or sustained by any of them as a result of any breach by SWRX of any of the representations or warranties in the Merger Agreement relating to the SWRX's capitalization, filings with the Commission, the absence of certain changes or events in the SWRX's business, no undisclosed liabilities, the absence of litigation, employee benefit plans, options, and employment agreements, taxes, and intellectual property. Additionally, Registrant agreed to provide indemnification regarding its representations and warranties in the Registrant's Stock Tender Agreement. The Registrant shall not be required to indemnify any Indemnified Party under the Escrow Agreement unless the aggregate Losses exceed $100,000, in which case the parties incurring the indemnification obligations with respect to such Losses shall be responsible for the entire amount of such Losses. The term "Loss" means any loss, liability (including tax liability), damage, deficiency, fine, penalty, cost and expense (including reasonable expenses of investigation, amounts paid in settlement, interest, court costs, reasonable fees and expenses of attorneys and accountants and other costs of litigation).

      Upon consummation by Eagle of the purchase of Shares pursuant to the Offer, the Eagle delivered $10 million (the "Escrow Amount") to the Escrow Agent.

      The Indemnification Agreement terminates two years after the consummation of the purchase of Shares in the Offer by Eagle and the Escrow Agreement terminates one year after the consummation of the purchase of Shares in the Offer by Eagle, provided, however, that if prior to such date the Registrant receives a notice from an Indemnified Party seeking indemnification, neither agreement will terminate until such outstanding claim is resolved.

      As such, the Registrant received approximately $51 million, (net of the $10 million escrow amount) from the sale of its SWRX common stock.
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      The offer condition was met on January 25, 2000 as a result of the tender of approximately 99% of the outstanding shares of SWRX. The Registrant received its cash proceeds on January 31, 2000. Prior to this transaction there were no relationships between the registrant, Eagle Merger Corp. or EMC.

      The Registrant anticipates recognizing a gain, from this transaction of approximately $49 million during the first quarter of 2000.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS .

a) No financial statements are required to be filed in regard to this transaction.

b) The Registrant is unable at this time to include with this Form 8-K, the pro forma financial information required pursuant to Securities and Exchange Act of 1934. The Registrant will file an amended Form 8-K within sixty days of the due date of the Form 8-K in order to satisfy this obligation.

c)    The following exhibits are attached hereto:

            i.    Offer to Purchase dated December 23,1999

            ii. Indemnification Agreement dated December 21,1999 by and among EMC, Corporation, Eagle Merger Corp. and Computer Concepts Corp.

            iii. Indemnification Agreement dated December 21,1999 by and between Softworks, Inc. and Computer Concepts Corp.

            iv. Escrow Agreement dated December 21,1999, by and among EMC, Corporation, Eagle Merger Corp., Computer Concepts Corp. and State Street Bank and Trust Company, Inc as escrow agent.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    COMPUTER CONCEPTS CORP.

DATE: February 9, 2000        By:  /s/ Daniel Del Giorno, Jr.
                                    -------------------------
                                    Daniel Del Giorno, Jr.
                                    Chief Executive Officer
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                                  EXHIBIT INDEX

exhibit number
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      1.    Offer to Purchase dated December 23,1999

      2. Indemnification Agreement dated December 21,1999 by and among EMC, Corporation, Eagle Merger Corp. and Computer Concepts Corp.

      3. Indemnification Agreement dated December 21,1999 by and between Softworks, Inc. and Computer Concepts Corp.

      4. Escrow Agreement dated December 21,1999, by and among EMC, Corporation, Eagle Merger Corp., Computer Concepts Corp. and State Street Bank and Trust Company, Inc as escrow agent.